                                    EXHIBIT E

                                                                   [Translation]

                                 LOAN AGREEMENT

Son Asset Management Yugen Kaisha ("SAM") and Techno Groove Co., Ltd. ("Techno Groove") make and enter into this loan agreement (the "Agreement") as of August 26, 2005 as follows.

ARTICLE 1  AMOUNT AND PURPOSE OF USE

1.1 SAM shall loan to Techno Groove, and Techno Groove shall borrow from SAM, 40 billion yen (\40,000,000,000) (the "Loan") as of the execution date of this Agreement.

1.2 Techno Groove may not use the Loan for any purpose other than for contributions payments under the Tokumei Kumiai Agreement to be executed between Techno Groove and EZER Inc.

ARTICLE 2  DUE DATE

Techno Groove shall repay the principal of the Loan to SAM no later than August 24, 2007.

ARTICLE 3  INTEREST

The principal of the Loan shall accrue interest at a rate of 14.5% per annum (simple interest).

ARTICLE 4  INTEREST PAYMENT DATE

4.1 Techno Groove shall pay the interest set forth in Article 3 to SAM no later than August 24 of each year after the execution of this Agreement.

4.2 Interest that has become payable as set forth in Article 4.1 but has not been paid shall be included in the principal of the Loan.

ARTICLE 5  PREPAYMENT

5.1 Notwithstanding Article 4, Techno Groove may prepay all or part of the principal of the Loan at any time before the due date as set forth in Article 2.

5.2 Upon prepayment as set forth in Article 5.1, Techno Groove shall, simultaneously with such prepayment, pay the interest accrued on all or part of the principal of the Loan to be prepaid (calculated on a per diem basis of a 365-day year) by the prepayment date.

ARTICLE 6  ACCELERATION

If any of the following events occur, Techno Groove's obligations under this Agreement shall automatically become due and payable without SAM giving notice or notification to Techno Groove, and Techno Groove shall immediately repay all of the Loan borrowed by Techno Groove.

           (1) If any note or check issued by Techno Groove has been dishonored;

           (2) If a petition for commencement of bankruptcy procedures, civil rehabilitation (minji-saisei) procedures, corporate reorganization (kaisha-kosei) procedures, corporate rearrangement (kaisha-seiri) or special liquidation is filed against Techno Groove by a third party;

           (3) If Techno Groove sustains an attachment or provisional attachment; or

           (4)  If Techno Groove breaches the provisions of this Agreement.

ARTICLE 7  DELINQUENCY CHARGES

If the repayment becomes due as set forth in Article 2 and Techno Groove's obligations become due and payable, SAM may request Techno Groove to pay delinquency charges at a rate of 14.5% per annum on the outstanding principal of the Loan until fully repaid.

ARTICLE 8  CUSTODY

8.1 Techno Groove shall deliver to and put in the custody of SAM 3,334 shares of common stock of GungHo Online Entertainment, Inc. ("GungHo") on August 26, 2005, and 13,336 shares of common stock of GungHo on October 26, 2005 (those shares collectively referred to as the "Custody Shares"); such custody will last until October 27, 2005 (the "Custody Period Expiration Date").

8.2 SAM shall not sell, purchase, loan, create a pledge or mortgage over, or otherwise dispose of the Custody Shares until the Custody Period Expiration Date.

8.3 SAM and Techno Groove shall determine upon consultation in good faith the handling of the Custody Shares after the Custody Period Expiration Date.

8.4 If GungHo's shares are subject to a stock split during the term of this Agreement, the split shares shall be kept in the custody as set forth in Article 8.1.

ARTICLE 9  CONSULTATION

Any matters not provided for in this Agreement shall be resolved in the spirit of this Agreement upon consultation between the parties.

ARTICLE 10 GOVERNING LAW AND JURISDICTION

10.1 This Agreement shall be governed by and construed in accordance with the laws of Japan.

10.2 The parties agree that the Tokyo District Court shall have exclusive jurisdiction as the court of first instance with regards to all disputes concerning this Agreement.

               [The space below has been intentionally left blank]

IN WITNESS WHEREOF, SAM and Techno Groove have caused this Agreement to be signed and sealed in duplicate and each party shall retain one copy.

August 26, 2005

                                SAM:           Masayoshi Son
                                               Director
                                               Son Asset Management Yugen Kaisha
                                               3rd Floor, Yutaka No. 2 Building
                                               1-6-3, Nihonbashi-kakigaracho
                                               Chuo-ku, Tokyo
                                                            [Seal]

                                Techno Groove: Masami Shimada
                                               Representative Director
                                               Techno Groove Co., Ltd.
                                               3-21-1, Nihonbashi-hamacho
                                               Chuo-ku, Tokyo
                                                            [Seal]